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                    March 20, 2023

       Ofer Gonen
       Chief Executive Officer
       Cactus Acquisition Corp. 1 Ltd
       4B Cedar Brook Drive
       Cranbury, NJ 08512

                                                        Re: Cactus Acquisition
Corp. 1 Ltd
                                                            Amended Preliminary
Proxy Statement on Schedule 14A
                                                            Filed March 16,
2023
                                                            File No. 001-40981

       Dear Ofer Gonen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Jonathan M. Nathan,
Esq.